Exhibit 99.1

Xencor Reports Fourth Quarter and Full Year 2017 Financial Results

— Broadening Tumor Microenvironment (TME)-Targeting Bispecific Pipeline with XmAb®24306, Targeting IL-15/ILRα for Multiple Oncology Indications —

— Expect to Initiate Phase 3 Trial of XmAb®5871 in IgG4-Related Disease (IgG4-RD) in 2H18 —

— Expect to Announce Initial Data from Phase 2 Trial of XmAb5871 in Systemic Lupus Erythematosus (SLE) in 4Q18 and from Phase 1 Trial of XmAb®14045 in Acute Myeloid Leukemia (AML) in 2018  —

— Management to Host Conference Call at 4:30 pm ET today —

MONROVIA, Calif., February 27, 2018 — Xencor, Inc. (NASDAQ:XNCR), a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune disease, asthma and allergic diseases, and cancer, today reported financial results for the fourth quarter and full year ended December 31, 2017 and provided a review of 2017 and recent business and clinical highlights.

“Our 2017 accomplishments, including the announcement of final results from our Phase 2 trial of XmAb5871 in IgG4-RD and the expansion of our bispecific antibody pipeline in oncology, demonstrate the potential of our XmAb antibody engineering technology to deliver new drug candidates for patients with a range of severe or life-threatening diseases,” said Bassil Dahiyat, Ph.D., president and chief executive officer of Xencor. “In 2018, we expect continued progress from our wholly-owned and partnered pipeline, which now includes 11 clinical-stage antibody programs. Specifically, we look forward to topline results from our Phase 2 trial of XmAb5871 in SLE and initial data from our Phase 1 trial of bispecific antibody XmAb14045 in AML, and to Phase 3 results from our partner Alexion’s trial of ALXN1210.

“We are also committed to advancing and broadening our clinical-stage efforts. We recently initiated a Phase 1 trial for XmAb®18087, our first bispecific antibody targeting solid tumors. Later this year, we plan to initiate a Phase 3 trial of XmAb5871 in IgG4-RD and a Phase 1 trial of XmAb®20717, our lead TME activator, while filing investigational new drug (IND) applications for two additional bispecific TME activators. We are also expanding our TME pipeline with XmAb24306, an IL-15/IL-15Rα-Fc candidate that has tuned CD122 activation and is engineered for longer half-life, and for which we expect to file an IND in 2019.”

Recent Business Highlights and Upcoming Clinical Plans

XmAb5871: XmAb5871 is a first-in-class monoclonal antibody that targets CD19 with its variable domain, and uses Xencor’s XmAb immune inhibitor Fc domain to target FcyRIIb, a receptor that inhibits B-cell function. Xencor presented final data from a Phase 2 trial in IgG4-RD in November 2017, in which all 12 patients who completed the study achieved the primary endpoint of at least a two-point reduction in the IgG4-RD Responder Index and eight patients achieved disease remission. Xencor completed enrollment in a Phase 2 trial in SLE in December 2017.

•                  Initiation of Phase 3 trial in IgG4-RD expected in 2H18. Following a Type B End of Phase 2 meeting with the U.S. Food and Drug Administration (FDA), Xencor expects this Phase 3 trial to be a randomized, placebo-controlled, double-blinded study, evaluating the addition of XmAb5871 to standard-of-care in approximately 200 to 250 patients with IgG4-RD.

•                  Engagement with the European Medicines Agency to discuss a path forward for Phase 3 development in IgG4-RD expected in early 2018.

•                  Topline data from Phase 2 trial in SLE expected in 4Q18.

Bispecific Oncology Pipeline: Xencor’s initial bispecific antibody programs are tumor-targeted antibodies that contain both a tumor antigen binding domain and a cytotoxic T-cell binding domain (CD3). These bispecific antibodies activate T cells for highly potent and targeted killing of malignant cells. Their XmAb Fc domains confer long circulating half-lives, stability and ease of manufacture.

•                  Initial data from Phase 1 study of XmAb14045 for the treatment of AML and other CD123-expressing hematologic malignancies expected in 2018, pending alignment on timing with Novartis.

•                  Initial data from Phase 1 study of XmAb®13676 for the treatment of B-cell malignancies expected in 2018, pending alignment on timing with Novartis.

•                  Initial data from Phase 1 study of XmAb18087 for the treatment of neuroendocrine tumors (NET) and gastrointestinal stromal tumors (GIST) expected in 2019.

In February 2018, Xencor announced that it has dosed the first patient in its Phase 1 dose-escalation study of XmAb18087, targeting somatostatin receptor 2 and CD3 (SSTR2 x CD3). The trial is a multiple ascending dose study to determine the safety and tolerability, pharmacokinetics and immunogenicity, and preliminary anti-tumor activity of weekly intravenous administration of XmAb18087 and to determine the maximally tolerated dose and regimen in patients with advanced NET or GIST.

Xencor is also expanding its bispecific pipeline to include a suite of tumor microenvironment activators that engage multiple targets, such as T-cell checkpoints or agonists, with three IND applications scheduled to be filed over the next 12 months:

•                  Initiation of Phase 1 trial evaluating XmAb20717, a PD-1 x CTLA-4 dual checkpoint inhibitor for the treatment of multiple oncology indications, expected in 2018.

•                  IND filing for XmAb®23104, a PD-1 x ICOS bispecific antibody for the treatment of multiple oncology indications, expected in 2018 and initiation of Phase 1 trial expected in 2019.

•                  IND filing for XmAb®22841, a CTLA-4 x LAG-3 dual checkpoint inhibitor for the treatment of multiple oncology indications, expected in 2018 and initiation of Phase 1 trial expected in 2019.

•                  IND filing for XmAb24306, an IL-15/IL-15Ra-Fc bispecific antibody for the treatment of multiple oncology indications, expected in 2019.

Today, Xencor announces XmAb24306 as an IL-15/IL-15Ra-Fc candidate for the treatment of multiple oncology indications. XmAb24306 is designed to create sustained T-cell expansion via modulated CD122 activation and an XmAb bispecific Fc domain.  IL-15/IL-15Ra naturally targets CD122 without targeting CD25, and Xencor uses its XmAb Fc scaffold to create a stable ligand-receptor complex.  Xencor plans to present detailed preclinical data for XmAb24306 at the American Association of Cancer Research (AACR) Annual Meeting in April 2018.

At the Society for Immunotherapy of Cancer (SITC) 2017 Annual Meeting in November 2017, Xencor presented preclinical data supporting the development of XmAb20717 and XmAb23104 for the treatment of human malignances. Both antibodies are selective for their target pairs and show superior T-cell activation compared to anti-PD-1 antibodies alone, and are well tolerated in cynomolgus monkeys with antibody-like pharmacokinetics. XmAb22841 is also active in vivo, and combines with anti-PD1 antibodies to achieve highly active triple checkpoint blockade.

XmAb®7195: XmAb7195 is a first-in-class monoclonal antibody that targets IgE with its variable domain and uses Xencor’s XmAb immune inhibitor Fc domain to target FcyRIIb, resulting in three distinct mechanisms of action for reducing IgE. Data from Xencor’s Phase 1b study of subcutaneously-administered XmAb7195 were announced in November 2017 and showed potent IgE reduction with improved tolerability. Xencor is currently seeking a development partner for XmAb7195.

Partnered XmAb Programs: Eight pharmaceutical companies and the National Institutes of Health are advancing novel drug candidates either discovered at Xencor or that rely on Xencor’s proprietary XmAb technology. Six such programs are currently undergoing clinical testing, including two in Phase 3 studies.

•                  Initial data from Alexion’s Phase 3 trial comparing intravenously-administered ALXN1210 to Soliris in complement inhibitor treatment-naïve patients with paroxysmal nocturnal hemoglobinuria (PNH) and from Alexion’s Phase 3 PNH Switch study of intravenously-administered ALXN1210 compared to patients currently treated with Soliris are expected in 2Q18. ALXN1210 uses Xencor’s XmAb Xtend technology.

•                  MorphoSys received Breakthrough Therapy designation for XmAb5574/MOR208 in relapsed and refractory diffuse large B-cell lymphoma (r/r DLBCL) in combination with lenalidomide in November 2017 and is currently running a Phase 2 trial for that combination, in addition to a Phase 3 trial in r/r DLBCL in combination with bendamustine.

•                  In December 2017, Amgen submitted an IND application for AMG 424, a novel humanized T cell-recruiting bispecific antibody targeting CD38 and CD3, which uses Xencor’s Bispecific XmAb® technology. Pursuant to Xencor’s September 2015 licensing agreement with Amgen, this IND filing triggered a milestone payment to Xencor of $10.0 million.

Corporate:

•                  In December 2017, Xencor announced the appointment of Richard Ranieri to its Board of Directors. Mr. Ranieri is currently Executive Vice President of Human Resources at BioMarin.

Fourth Quarter and Full Year Ended December 31, 2017 Financial Results:

Cash, cash equivalents and marketable securities totaled $363.3 million as of December 31, 2017, compared to $403.5 million on December 31, 2016. The 2017 year-end cash balance reflects operation spending net of $31.0 million in milestone payments received during the year. The 2016 year-end cash balance reflects the upfront proceeds of $150.0 million received from Xencor’s Novartis Collaboration and net proceeds of $119.3 million received from a financing in excess of spending on operations in 2016.

Revenues for the fourth quarter ended December 31, 2017 were $10.9 million, compared to $6.4 million for the same period in 2016. Revenues for full year 2017 were $35.7 million, compared to $87.5 million in 2016. Revenues in the three-month period ended December 31, 2017 were earned primarily from a milestone payment from Amgen, compared to revenues from the same period in 2016, which were earned primarily from a milestone payment received from Alexion. Total revenues earned in 2017 were lower than 2016, primarily due to revenue earned from the Amgen collaboration in 2017 compared to revenue earned from the Novartis collaboration in 2016.

Research and development expenditures for the fourth quarter ended December 31, 2017 were $20.4 million, compared to $13.4 million for the same period in 2016. Research and development expenditures were $71.8 million for the full year ended December 31, 2017, compared to $51.9 million in 2016. Research and development spending for the fourth quarter and full year ended December 31, 2017 was greater than expenditures incurred over comparable periods in 2016, primarily due to increased spending on Xencor’s bispecific oncology pipeline.

General and administrative expenses for the fourth quarter ended December 31, 2017 were $4.4 million, compared to $3.1 million in the same period in 2016. General and administrative expenses were $17.5 million in the full year 2017, compared to $13.1 million in 2016. Additional spending on general and administration for the full year ended December 31, 2017 over the comparable period in 2016 reflects increased stock based compensation charges.

Non-cash, share based compensation expense for the year ended December 31, 2017 was $13.7 million, compared to $7.8 million for the year ended December 31, 2016.

Net loss for the fourth quarter ended December 31, 2017 was $11.8 million, or $(0.25) on a fully diluted per share basis, compared to a net loss of $9.1 million, or $(0.21) on a fully diluted per share basis, for the same period in 2016. For the full year ended December 31, 2017, net loss was $48.9 million, or $(1.05) on a fully diluted per share basis, compared to a net income of $23.6 million, or $0.56 on a fully diluted per share basis, for the full year ended December 31, 2016. The higher loss for the three months ended December 31, 2017 over the loss reported for the same period in 2016 is primarily due to increased research and development spending, while the loss reported for the year ended December 31, 2017 compared to the income earned over the same period in 2016 is primarily due to the Novartis collaboration revenue reported in 2016 and increased expenses in 2017.

The total shares outstanding was 47,002,488 as of December 31, 2017, compared to 46,567,978 as of December 31, 2016.

Financial Guidance:

Based on current operating plans, Xencor expects to have cash to fund research and development programs and operations beyond 2020. Xencor expects to end 2018 with approximately $240 million in cash, cash equivalents and marketable securities.

Conference Call and Webcast:

Xencor will host a conference call today at 4:30 p.m. ET (1:30 p.m. PT) to discuss these fourth quarter and full year 2017 financial results and provide a corporate update.

The live call may be accessed by dialing (877) 359-9508 for domestic callers or (224) 357-2393 for international callers, and referencing conference ID number: 3991218. A live webcast of the conference call will be available online from the investor relations section of the company’s website at www.xencor.com. The webcast will be archived on the company’s website for 90 days.

About Xencor, Inc.

Xencor is a clinical-stage biopharmaceutical company developing engineered monoclonal antibodies for the treatment of autoimmune diseases, asthma and allergic diseases and cancer. Currently, 11 candidates engineered with Xencor’s XmAb® technology are in clinical development internally and with partners. Xencor’s internal programs include: XmAb®5871 in Phase 2 development for the treatment of IgG4-Related Disease, and also for the treatment of Systemic Lupus Erythematosus; XmAb®7195 in Phase 1 development for the treatment of asthma and allergic diseases; XmAb®14045 in Phase 1 development for acute myeloid leukemia; XmAb®13676 in Phase 1 development for B-cell malignancies; XmAb®18087 in Phase 1 development for the treatment of neuroendocrine tumors; and XmAb®20717, XmAb®22841, XmAb®23104 and XmAb®24306 in pre-clinical development for the treatment of multiple cancers. Xencor’s XmAb antibody engineering technology enables small changes to the structure of monoclonal antibodies resulting in new mechanisms of therapeutic action. Xencor partners include Novartis, Amgen, MorphoSys, CSL/Janssen, Alexion and Boehringer Ingelheim. For more information, please visit www.xencor.com.

Forward Looking Statements:
Statements contained in this press release regarding matters that are not historical facts are forward-looking statements within the meaning of applicable securities laws, including the quotations from Xencor’s President and CEO and any expectations relating to its financial expectations and business, its research and development programs, including XmAb5871, XmAb7195, and its bispecific oncology pipeline, its partnering efforts or its capital requirements. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements and the timing of events to be materially different from those implied by such statements, and therefore these statements should not be read as guarantees of future performance or results. Such risks include, without limitation, the risks associated with the process of discovering, developing, manufacturing and commercializing drugs that are safe and effective for use as human therapeutics and other risks described in Xencor’s public securities filings. All forward-looking statements are based on Xencor’s current information and belief as well as assumptions made by Xencor. Readers are cautioned not to place undue reliance on such statements and Xencor disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

John Kuch, Vice President Finance, Xencor

Tel: 626-737-8013

jkuch@xencor.com

Corporate Communications Contact:

Jason I. Spark

Canale Communications for Xencor

Tel: 619-849-6005

jason@canalecomm.com

Xencor, Inc.

Condensed Balance Sheets

(in thousands)

	December 31,
	2017	2016

Assets
Current assets
Cash and cash equivalents	$16,528	$14,528
Short-term marketable securities	207,603	115,608
Accounts receivable	1,142	8,616
Other current assets	5,606	2,901
Total current assets	230,879	141,653

Property and equipment, net	7,088	3,105
Long-term marketable securities	139,198	273,340
Intangible assets, net	11,148	10,362
Income tax receivable	1,524	—
Other assets	265	103

Total assets	$390,102	$428,563

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued liabilities	$12,349	$10,572
Current portion of deferred revenue	88,813	95,521
Other current liabilities	183	193
Total current liabilities	101,345	106,286

Deferred rent, less current portion	1,088	397
Deferred revenue, less current portion	5,623	7,926
Total liabilities	108,056	114,609

Stockholders’ equity	282,046	313,954

Total liabilities and stockholders’ equity	$390,102	$428,563

The 2016 balance sheet was derived from the 2016 annual financial statements included in the Form 10-K that was filed on March 1, 2017.

Xencor Inc.

Condensed Statements of Comprehensive Income (Loss)

(in thousands, except share and per share data)

	Three months ended December 31,		Year ended
	2017	2016	2017	2016
	(unaudited)

Revenues	$10,941	$6,440	$35,711	$87,520

Operating expenses:
Research and development	20,396	13,360	71,772	51,872
General and administrative	4,427	3,108	17,501	13,108
Total operating expenses	24,823	16,468	89,273	64,980
Income (loss) from operations	(13,882)	(10,028)	(53,562)	22,540

Other income, net	953	803	4,174	2,076
Income (loss) before income taxes	(12,929)	(9,225)	(49,388)	24,616

Income tax (benefit) provision	(1,086)	(160)	(463)	991

Net income (loss)	(11,843)	(9,065)	(48,925)	23,625
Other comprehensive loss
Net unrealized loss on marketable securities	(711)	(1,192)	(367)	(925)
Comprehensive income (loss)	$(12,554)	$(10,257)	$(49,292)	$22,700

Net income (loss) per share:
Basic net income (loss) per share	$(0.25)	$(0.21)	$(1.05)	$0.57
Fully diluted net income (loss) per share	$(0.25)	$(0.21)	$(1.05)	$0.56
Weighted average number of shares used in computing net income (loss), basic	46,969,667	42,615,813	46,817,756	41,267,329
Weighted average number of shares used in computing net income (loss), fully diluted	46,969,667	42,615,813	46,817,756	42,388,867